Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-A of our report dated April 29, 2024 with respect to the audited consolidated balance sheets of Eco Bright Future Inc. and Subsidiaries (the Entity) as of December 31, 2023 and 2022 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. Our report contains an explanatory paragraph regarding the Entity’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

Goff Backa Alfera & Company, LLC
Pittsburgh, Pennsylvania

April 29, 2024